Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-3 File No. 333-208120 and S-8 File No. 333-208343) of Sequential Brands Group, Inc. of our report dated March 6, 2015, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period then ended and our report dated March 6, 2015, with respect to the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc., incorporated by reference in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

New York, New York

February 11, 2016